Exhibit (a)(59)

JANUS INVESTMENT FUND

Certificate of Termination of

Janus Henderson Transition Fund

The undersigned, being the duly elected and qualified Secretary of Janus Investment Fund, a trust with transferable shares under the laws of Massachusetts (the “Trust”) authorized to establish one or more series or funds, which was organized pursuant to an Agreement and Declaration of Trust dated February 11, 1986 (as amended and restated March 18, 2003, and may be further amended, the “Declaration”), DOES HEREBY CERTIFY that:

Pursuant to Section 4.2 of the Declaration, at a meeting of the Trustees of the Trust duly called and held on May 15, 2024 at which a quorum was present and acting throughout, the Independent Trustees adopted resolutions approving the liquidation and termination of Janus Henderson Transition Fund. Copies of the resolutions with respect to the liquidation of Janus Henderson Transition Fund approved at the Trustees’ May 15, 2024 meeting are attached to this Certificate as Exhibit A.

NOW, THEREFORE BE IT KNOWN, that the Janus Henderson Transition Fund is hereby, TERMINATED, on or about the close of business on August 6, 2024.

IN WITNESS WHEREOF, the undersigned has set her hand this 6th day of August, 2024.

/s/ Abigail Murray
Abigail Murray
Secretary

Exhibit A

TRUSTEE RESOLUTIONS

WHEREAS, Janus Henderson Investors US LLC (the “Adviser”) recommends that the Trustees of Janus Investment Fund (the “Trust”) approve the liquidation and termination of Janus Henderson Transition Fund (the “Fund”), as discussed at this meeting.

NOW, THEREFORE, IT IS

RESOLVED, that the Trustees of the Trust determine that liquidating and terminating the Fund following the redemption by Wells Fargo of the Fund’s Shares is in the best interest of the Fund, and the Trustees approve such liquidation and termination of at such time as determined by the Trust’s officers and representatives of the Adviser, as discussed at this meeting; and

FURTHER RESOLVED, that the Trustees authorize the Trust’s officers and representatives of the Adviser to perform such acts as they determine to be appropriate or necessary to liquidate and terminate the Fund, including, but not limited to, amending any contracts, certificates, documents or agreements and filing a Certification of Termination and Liquidation with the Commonwealth of Massachusetts with respect to the Fund.